Exhibit 99.1

Reports Third Quarter Fiscal Year 2019 Financial Results

•	Comparable sales increased 1%
•	Net sales were relatively flat at $95.5 million
•	Loss per share was $1.76 compared to $5.59 in the same period last year
•	Adjusted loss per share was $1.12 compared to $2.08 in the same period last year (see Non-GAAP Information below)

HOUSTON, TEXAS — December 10, 2019 — Francesca’s Holdings Corporation (Nasdaq: FRAN) today reported financial results for the third quarter ended November 2, 2019.

Michael Prendergast, Interim CEO, stated, “We were pleased with our third quarter results which reflect our progress in the execution of our turnaround plan. The strides we have made in building a foundation to execute a fast fashion model through a flatter and more nimble organization led to an inflection point in our comparable sales. We believe that the high single digit growth in conversion rate is a clear illustration that our merchandising strategy is resonating with our guests; however, this was largely offset by softer traffic trends. We have taken steps to reorganize our marketing and e-commerce teams in order to more effectively execute our strategies and we are encouraged by the early results of our initial website optimization and email strategy. In addition, based on our inventory planning and analysis, we determined that we have operated with less than optimal inventory levels in recent years, and therefore, have increased our inventory to align more appropriately with our holiday season plans.”

Mr. Prendergast continued, “Overall, we are highly encouraged by our results, which further increases our confidence that we are quickly moving in the right direction with our turnaround plan. We look forward to building on these successes and driving positive momentum in our business through the holiday season and beyond.”

THIRD QUARTER RESULTS

Net sales were relatively flat at $95.5 million in the third quarter of fiscal year 2019 compared to the prior year quarter. Comparable sales increased 1% due to higher boutique conversion rate and an increase in average units sold per transaction. This increase was offset by net sales associated with the net decrease in boutique count during the thirteen weeks ended November 2, 2019 compared to the same prior year quarter. The Company opened one new boutique and closed five underperforming boutiques during the third quarter, bringing its total boutique count to 714 at the end of the quarter.

Gross profit, as a percent of net sales, increased to 39.3% from 35.3% in the prior year quarter. The 400 basis points improvement in gross profit was primarily due to higher merchandise margins as a result of lower inventory reserve and less marked-out-of-stock charges. Additionally, occupancy costs decreased due to lower depreciation expense associated with boutiques impaired in fiscal year 2018 and prior year demolition costs associated with boutique remodels.

Selling, general and administrative (SG&A) expenses decreased 4% to $40.4 million from $42.3 million in the prior year quarter. Adjusted SG&A in the third quarter of fiscal 2019 was $39.7 million and excludes $0.4 million in other payroll costs associated with our turnaround plan and $0.3 million of net charges related to an employee departure. There were no non-GAAP adjustments for SG&A in the third quarter of fiscal 2018.

The $2.6 million decrease in adjusted SG&A in the third quarter of fiscal year 2019 versus the comparable prior year period was primarily due to a $1.6 million decrease in boutique payroll and supplies as well as a $1.4 million decrease in corporate payroll and related expenses associated with the Company’s cost reduction initiatives under the turnaround plan. These decreases were partially offset by a $0.6 million increase in short term incentive bonus expense.

Non-cash asset impairment charges totaled $1.4 million in the third quarter of fiscal year 2019 compared to $14.4 million in the comparable prior year quarter. The non-cash impairment charges in the third quarter of fiscal year 2019 were mostly related to the write down of operating lease right-of-use assets for four underperforming boutiques while the prior year impairment charges were mostly related to the write down of property and equipment for 129 underperforming boutiques.

Loss from operations was $4.2 million compared to $23.1 million in the prior year quarter. Excluding the $0.7 million of adjustments noted above for adjusted SG&A and the non-cash asset impairment charges for both periods, adjusted loss from operations in the third quarter of fiscal year 2019 was $2.2 million compared to adjusted loss from operations for the prior year quarter of $8.6 million.

Income tax expense was $0.4 million in the thirteen weeks ended November 2, 2019 compared to an income tax benefit of $6.7 million in the comparable prior year period. The change in income tax expense (benefit) was due to the Company’s estimate of its annualized taxable income for fiscal year 2019, after consideration of net operating loss carryover, while the prior year income tax benefit was due to the Company being in a net loss position. The Company continues to provide a full valuation allowance on its net deferred tax assets.

Net loss for the third quarter was $5.1 million, or $1.76 loss per share, compared to a net loss of $16.2 million, or $5.59 loss per share, in the prior year quarter. Adjusted net loss for the third quarter of fiscal year 2019 was $3.3 million, or $1.12 adjusted loss per share compared to adjusted net loss for the prior year quarter of $6.0 million, or $2.08 adjusted loss per share.

Please see the reconciliation of adjusted SG&A, adjusted loss from operations, adjusted loss before income tax expense, adjusted income tax expense, adjusted net loss, and adjusted loss per share, each a non-GAAP financial measure, to the most directly comparable GAAP financial measure provided in the tables at the end of this press release.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the third quarter ended November 2, 2019 were $21.2 million compared to $10.7 million at the end of the comparable prior year quarter. On November 2, 2019, the Company had combined outstanding borrowings of $20.0 million and a combined borrowing base availability of $24.0 million under its Asset Based Revolving Credit Facility and Term Loan.

The Company ended the quarter with $48.0 million of inventory on hand compared to $40.4 million at the end of the comparable prior year period. Average ending inventory per boutique increased 23% as the Company accelerated inventory receipts in order to align our inventory levels with our holiday season plans.

CEO SEARCH UPDATE

The Board of Directors has hired an executive search firm to initiate a formal search for a permanent Chief Executive Officer. Michael Prendergast will remain interim Chief Executive Officer during this process and will continue to be engaged with the Company through a reasonable transition period once a new Chief Executive Officer is hired.

Conference Call Information

A conference call to discuss the third quarter fiscal year 2019 results is scheduled for December 10, 2019 at 8:30 a.m. ET. A live webcast of the conference call will be available in the investor relations section of the Company’s website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until December 17, 2019. To access the telephone replay, listeners should dial 1-844-512-2921. The access code for the replay is 13696995. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that are expected. These risks and uncertainties include, but are not limited to, the following: the risk that the Company may not be able to successfully execute its turnaround plan; the risk that the Company may not be able to successfully attract and integrate a new permanent Chief Executive Officer; the risk that the Company may not be able to identify suitably qualified and experienced candidates to add to its Board of Directors; the risk that the Company cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve its business model; the Company’s ability to attract a sufficient number of customers to its boutiques or sell sufficient quantities of its merchandise through its ecommerce website; the Company’s ability to successfully open, close, refresh, and operate our boutiques each year; the Company’s ability to efficiently source and distribute merchandise quantities necessary to support its operations; and the impact of potential tariff increases or new tariffs. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in the Company’s forward-looking statements, please refer to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended February 3, 2019 filed with the SEC on May 3, 2019 and any risk factors contained in subsequent quarterly and annual reports it files with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

Non-GAAP Information

This press release includes non-GAAP adjusted SG&A, adjusted loss from operations, adjusted loss before income tax expense, adjusted income tax expense, adjusted net loss, and adjusted loss per share, each of which are non-GAAP financial measures. The Company believes these non-GAAP financial measures not only provides the Company’s management with comparable financial data for internal financial analysis but also provides meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the business and facilitate a meaningful evaluation of the Company’s third quarter fiscal year 2019 SG&A, loss from operations, loss before income tax expense, income tax expense, net loss and loss per share on a comparable basis with the Company’s third quarter fiscal year 2018 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP.

About Francesca's Holdings Corporation

francesca's® is a specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of today, francesca's® operated approximately 714 boutiques in 47 states throughout the United States and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Cindy Thomassee 832-494-2240
646-277-1214	Kate Venturina 713-864-1358 ext. 1145
IR@francescas.com

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts, Percentages and Basis Points)

	Thirteen Weeks Ended
	November 2, 2019		November 3, 2018		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$95,503	100.0%	$95,375	100.0%	$128	0%	-
Cost of goods sold and occupancy costs	57,985	60.7%	61,730	64.7%	(3,745)	(6)%	(400)
Gross profit	37,518	39.3%	33,645	35.3%	3,873	12%	400
Selling, general and administrative expenses	40,401	42.3%	42,286	44.3%	(1,885)	(4)%	(200)
Asset impairment charges	1,356	1.4%	14,419	15.1%	(13,063)	(91)%	(1,370)
Loss from operations	(4,239)	(4.4)%	(23,060)	(24.2)%	(18,821)	(82)%	(1,970)
Interest expense	394	0.4%	51	0.1%	343	673%	40
Other expense (income)	107	0.1%	(151)	(0.2)%	258	171%	30
Loss before income tax expense (benefit)	(4,740)	(5.0)%	(22,960)	(24.1)%	(18,220)	(79)%	(1,910)
Income tax expense (benefit)	395	0.4%	(6,737)	(7.1)%	7,132	106%	750
Net loss	$(5,135)	(5.4)%	$(16,223)	(17.0)%	$(11,088)	(68)%	(1,160)

(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Loss per share*	$(1.76)		$(5.59)
Weighted average share count*	2,910		2,900

Comparable sales change	1%		(14)%

	Thirty-Nine Weeks Ended
	November 2, 2019		November 3, 2018		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$288,600	100.0%	$308,805	100.0%	$(20,205)	(7)%	-
Cost of goods sold and occupancy costs	180,252	62.5%	192,690	62.4%	(12,438)	(6)%	10
Gross profit	108,348	37.5%	116,115	37.6%	(7,767)	(7)%	(10)
Selling, general and administrative expenses	119,330	41.3%	128,298	41.5%	(8,968)	(7)%	(20)
Asset impairment charges	1,545	0.5%	14,567	4.7%	(13,022)	(89)%	(420)
Loss from operations	(12,527)	(4.3)%	(26,750)	(8.7)%	(14,223)	(53)%	(430)
Interest expense	719	0.2%	280	0.1%	439	157%	20
Other income	(265)	(0.1)%	(403)	(0.1)%	(138)	(34)%	-
Loss before income tax expense (benefit)	(12,981)	(4.5)%	(26,627)	(8.6)%	(13,646)	(51)%	(410)
Income tax expense (benefit)	491	0.2%	(6,973)	(2.3)%	7,464	107%	240
Net loss	$(13,472)	(4.7)%	$(19,654)	(6.4)%	$6,182	(31)%	170

(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding

Loss earnings per share*	$(4.64)		$(6.78)
Weighted average share count*	2,906		2,900

Comparable sales change	(6)%		(15)%

*Reflects the 12-to-1 reverse stock split that became effective on July 1, 2019.

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	November 2, 2019	February 2, 2019	November 3, 2018
ASSETS
Current assets:
Cash and cash equivalents	$21,154	$20,103	$10,720
Accounts receivable	5,292	16,309	17,134
Inventories	47,983	30,478	40,404
Prepaid expenses and other current assets	12,024	10,357	10,854
Total current assets	86,453	77,247	79,112
Operating lease right-of-use assets, net	227,204	-	-
Property and equipment, net	56,653	71,207	79,842
Deferred income taxes	-	-	15,554
Other assets, net	3,471	4,588	4,958

TOTAL ASSETS	$373,781	$153,042	$179,466

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,488	$24,330	$37,436
Accrued liabilities	13,929	11,333	12,264
Operating lease liabilities	48,845	-	-
Total current liabilities	85,262	35,663	49,700
Operating lease liabilities	211,123	-	-
Landlord incentives and deferred rent	-	33,989	34,997
Long-term debt	18,904	10,000	-
Other liabilities	552	-	-
Total liabilities	315,841	79,652	84,697

Commitments and contingencies

Stockholders’ equity:
Common stock – $0.01 par value, 80.0 million shares authorized; 4.0 million, 3.9 million and 3.9 million issued at November 2, 2019, February 2, 2019 and November 3, 2018*	40	39	40
Additional paid-in capital*	112,967	113,121	113,225
Retained earnings	104,954	120,251	141,525
Treasury stock, at cost – 0.9 million shares at each of November 2, 2019, February 2, 2019 and November 3, 2018*	(160,021)	(160,021)	(160,021)
Total stockholders’ equity	57,940	73,390	94,769

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$373,781	$153,042	$179,466

*Reflects the 12-to-1 reverse stock split that became effective on July 1, 2019.

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Thirty-Nine Weeks Ended
	November 2, 2019	November 3, 2018
Cash Flows (Used in) Provided by Operating Activities:
Net loss	$(13,472)	$(19,654)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,698	18,742
Stock-based compensation expense	403	1,440
Loss on sale of assets	99	633
Asset impairment charges	1,545	14,567
Deferred income taxes	-	(6,848)
Other	161	-
Changes in operating assets and liabilities:
Accounts receivable	11,017	(492)
Inventories	(17,505)	(13,588)
Prepaid expenses and other assets	(1,566)	(2,983)
Accounts payable	257	16,966
Accrued liabilities	2,596	359
Operating lease right-of-use assets and lease liabilities, net	(4,449)	-
Landlord incentives and deferred rent	-	(3,340)
Net cash (used in) provided by operating activities	(4,216)	5,802

Cash Flows Used in Investing Activities:
Purchases of property and equipment	(3,299)	(21,885)
Net cash used in investing activities	(3,299)	(21,885)

Cash Flows Provided by (Used in) Financing Activities:
Proceeds from borrowings under the revolving credit facility	15,000	-
Proceeds from borrowings under the term loan	10,000	-
Repayments of borrowings under the revolving credit facility	(15,000)	-
Payment of debt issuance costs	(1,434)	(471)
Taxes paid related to net settlement of equity awards	-	(77)
Repurchases of common stock	-	(3,980)
Net cash provided by (used in) financing activities	8,566	(4,528)

Net increase (decrease) in cash and cash equivalents	1,051	(20,611)
Cash and cash equivalents, beginning of year	20,103	31,331
Cash and cash equivalents, end of period	$21,154	$10,720

Supplemental Disclosures of Cash Flow Information:
Cash (received) paid for income taxes	$(8,747)	$244
Interest paid	$475	$121

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended
	November 2, 2019		November 3, 2018		Variance
	In USD	As a % of Sales	In USD	As a % of Sales	In Dollars	%
	(in thousands, except percentages)
Apparel	$46,523	48.7%	$48,397	50.7%	$(1,874)	(4)%
Jewelry	26,073	27.3%	22,855	24.0%	3,218	14%
Accessories	15,147	15.9%	14,844	15.6%	303	2%
Gifts	7,064	7.4%	8,685	9.1%	(1,621)	(19)%
Others(1)	696	0.7%	594	0.6%	102	17%
Net sales	$95,503	100.0%	$95,375	100.0%	128	0%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Sales

	FY 2019	FY 2018	FY 2017
Q1	(13)%	(16)%	(5)%
Q2	(5)%	(13)%	(3)%
Q3	1%	(14)%	(18)%
Q4		(14)%	(15)%
Fiscal year		(14)%	(11)%

Boutique Count

	Thirty-Nine Weeks Ended	Fiscal Year Ended	Thirty-Nine Weeks Ended
	November 2, 2019	February 2, 2019	November 3, 2018
Number of boutiques open at the beginning of period	727	721	721
Boutiques opened	5	32	31
Boutiques closed	(18)	(26)	(14)
Number of boutiques open at the end of period	714	727	738

Francesca’s Holdings Corporation

GAAP to Non-GAAP Reconciliation

(In Thousands, Except Per Share Amounts and Percentages)

Thirteen Weeks Ended November 2, 2019

	As Reported (GAAP)	Other Payroll Costs(1)	Net Charges Related to Employee Departure(2)	Asset Impairment Charges(3)	Adjusted (Non-GAAP)
SG&A	$40,401	$(386)	$(301)	$-	$39,714
Loss from operations	(4,239)	386	301	1,356	(2,196)
Loss before income tax	(4,740)	386	301	1,356	(2,697)
Income tax expense(4)	395	32	25	113	565
Net loss	(5,135)	354	276	1,243	(3,262)
Loss per share	(1.76)	0.12	0.09	0.43	(1.12)

(1)	Consists of other payroll costs associated with our turnaround plan.
(2)	Consists of net charges associated with an employee departure.
(3)	Non-cash asset impairment charges mostly associated with the write down of operating lease right-of-use asset for four underperforming boutiques for which the remaining carrying value of their assets are no longer expected to be recoverable.
(4)	The income tax impact of each adjustment was calculated using the effective income tax rate of 8.3% during the thirteen weeks ended November 2, 2019.

Thirteen Weeks Ended November 3, 2018

	As Reported (GAAP)	Asset Impairment Charges(1)	Adjusted (Non-GAAP)
Loss from operations	$(23,060)	$14,419	$(8,641)
Loss before income tax	(22,960)	14,419	(8,541)
Income tax benefit (2)	(6,737)	4,231	(2,506)
Net loss	(16,223)	10,188	(6,035)
Loss per share(3)	(5.59)	3.51	(2.08)

(1)	Non-cash asset impairment charges mostly associated with the write down of property and equipment for 129 underperforming boutiques for which the remaining carrying value of their assets are no longer expected to be recoverable.
(2)	The income tax impact of the adjustment was calculated using the effective income tax rate of 29.3% during the thirteen weeks ended November 3, 2018.
(3)	Reflects the 12-to-1 reverse stock split that became effective on July 1, 2019.